EXHIBIT 99.1

Orbitz Worldwide Signs Global Distribution Agreements

CHICAGO, Feb. 10, 2014 - Orbitz Worldwide (NYSE:OWW) announced today that it has entered into new multi-year global distribution agreements with Amadeus, Sabre and Travelport for the provision of technology and travel management solutions.

At the time of its initial public offering in 2007, Orbitz Worldwide entered into a subscriber services agreement with Travelport that included certain exclusivity provisions for its global distribution services. From Jan. 1, 2015, Orbitz Worldwide will no longer be subject to these exclusivity provisions.

About Orbitz Worldwide
Orbitz Worldwide (NYSE:OWW) is a leading global online travel company using technology to transform the way consumers around the world plan and purchase travel. Orbitz Worldwide operates the consumer travel planning sites Orbitz (www.orbitz.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com) and CheapTickets (www.cheaptickets.com). Also within the Orbitz Worldwide family, Orbitz Partner Network (www.orbitz.com/OPN) delivers private label travel technology solutions to a broad range of partners including some of the world`s largest airlines and travel agencies, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed travel solutions for companies of all sizes. Orbitz Worldwide makes investor relations information available at investors.orbitz.com.

MEDIA CONTACT:
Orbitz Worldwide
+1-312-894-6890
press@orbitz.com